Exhibit 10.1

Execution Version

RETENTION BONUS AGREEMENT

THIS AGREEMENT, effective as of December 28, 2021 (the “Effective Date”), by and between Howard Lutnick (the “Executive”) and Newmark Group, Inc. (the “Company”).

WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to a one-time bonus award to, and the long-term retention of, the Executive by the Company as its Chairman and principal executive officer (“Executive Chairman”);

WHEREAS, the Company believes that the Executive has been critical to the Company’s recent financial growth and success, including with regard to the transactions described in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020 under the heading “Item 13 – Certain Relationships and Related Transactions, and Director Independence – Nasdaq Monetization Transactions”, which have been critical to the Company’s success and future prospects;

WHEREAS, the Company believes that the Executive continuing to serve as its Executive Chairman is essential to the Company’s future success; and

WHEREAS, in order to reward the Executive for his contributions to the recent success of the Company and to encourage the Executive to remain employed by the Company as its Executive Chairman, the Company has agreed to pay the Executive a retention bonus as specified below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Retention Bonus. As a reward to the Executive for his unique contributions to the recent success of the Company and as an incentive for the Executive to continue to contribute his efforts, talents and services to the Company as its Executive Chairman, the Executive shall be eligible to earn four retention bonus payments in the aggregate amount of fifty million dollars ($50,000,000) (the “Retention Bonus”) (less applicable taxes and withholdings) pursuant to the terms and conditions set forth in this Agreement, with twenty million dollars ($20,000,000) (the “Initial Retention Bonus Amount”) payable within three days of the Effective Date in a single lump sum cash payment, and the remaining thirty million dollars ($30,000,000) (the “Deferred Retention Bonus Amount”) payable in three equal annual installments of ten million dollars ($10,000,000) in cash following vesting as described below in Section 2 subject to the terms of this Agreement.

2. Vesting of Deferred Retention Bonus Amount. Subject to the terms and conditions of this Agreement, one-third of the Deferred Retention Bonus Amount, equal to ten million dollars ($10,000,000) (each an “Installment Payment”), shall become vested on each of the first, second and third anniversaries of the Effective Date (each such anniversary date a “Vesting Date,” and the last Vesting Date on the third anniversary of the Effective Date referred to as the “Final Vesting Date”); provided that, except as provided in the following sentence, if the Executive ceases to be the Company’s Executive Chairman, or otherwise incurs a termination of employment for any reason other than a Vesting Termination prior to the Final Vesting Date (any such event, a

“Termination Event”), any unvested portion of the Deferred Retention Bonus Amount shall be immediately forfeited as of the date of such Termination Event. If the Executive incurs a termination of employment or otherwise ceases to be the Company’s Executive Chairman, in each case prior to the Final Vesting Date, due to a Vesting Termination, subject to the Executive signing and not revoking a release of claims as required by Section 5 and subject to the Executive’s continued compliance in all material respects with any restrictive covenants with the Company provided, that, the Company shall provide Executive with written notice of any such failure to comply and not less than twenty (20) days to cure, the Executive shall become fully vested in any unpaid portion of the Deferred Retention Bonus Amount on the date of such termination.

3. Payment. Within thirty days following the date on which the Executive becomes vested in a portion of the Deferred Retention Bonus Amount (other than as a result of a Vesting Termination), the Executive shall be paid an Installment Payment in a single lump sum cash payment; provided, however, that if any unpaid portion of the Deferred Retention Bonus Amount becomes vested as a result of a Vesting Termination, subject to the Executive signing and not revoking the Release as required by Section 5, such amounts shall be paid fully in cash on the earlier to occur of the thirtieth day following the effective date of the Release and the sixtieth day following the date of the Vesting Termination.

4. Definitions. Capitalized terms not otherwise defined in the Agreement shall have the meanings set forth in this Section 2.

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Cause” shall mean the occurrence of any of the following:

(i) the Executive being convicted of, or pleads guilty or nolo contendere to, or enters into an agreement for deferred adjudication, deferred prosecution, or other form of delayed disposition for (A) any felony (or, for a crime occurring outside of the United States, a crime which would otherwise constitute a felony if such crime were prosecuted pursuant to the laws of the United States or the State of New York) or (B) a crime of moral turpitude that is demonstrably injurious to the Company or the reputation of the Company; or

(ii) refusal by the Executive to carry out the lawful and reasonable directions of the Board, which is not cured within thirty (30) days following written demand from the Board; or

(iii) any material violation of any policies, procedures or guidelines of the Company or the Subsidiaries that is demonstrably injurious to the Company; or

(iv) the Executive engages in (or has engaged in) serious misconduct or inappropriate behavior, including, but not limited to, fraud, embezzlement, misrepresentation, criminal activities, falsification of Company records, theft, violent acts or threats of violence, or a violation of law, regulation, or unethical conduct that is demonstrably injurious to the Company or the reputation of the Company;

provided, however, that any act, or failure to act, by the Executive shall not constitute Cause for purposes of this Agreement if such act, or failure to act, was committed, or omitted, by the Executive in good faith and in a manner he reasonably believed to be in the best interests of the Company. Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Board, or (B) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in the best interests of the Company. The cessation of Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive, if a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct constituting Cause, and specifying the particulars thereof in detail.

(c)	“Change in Control Agreement” shall mean the letter agreement between the Company and the Executive dated December 13, 2017.

(d)	“Committee” means the Compensation Committee of the Board.

(e)	“Disability” shall have the meaning given such term in the Change in Control Agreement.

(f)

“Release” means the customary waiver and release agreement generally used by the Company for executives, as amended from time to time, and having similar carve-outs as those provided to other senior executives.

(g)

“Vesting Termination” shall mean the occurrence of the following: (i) a termination of the Executive’s employment by the Company without Cause or (ii) an involuntary removal of the Executive from the position of Chairman of the Board on or after the occurrence of a Change in Control (as defined in the Change in Control Agreement); provided, however that, for the avoidance of doubt, Vesting Termination shall not include a termination due to death or Disability.

5. Execution of Release. Notwithstanding the foregoing, the Executive shall not be entitled to receive any payments following a Vesting Termination, unless, not later than sixty (60) days after the termination of employment (provided, that the Release is delivered to Executive within seven (7) days following a Vesting Termination), the Executive has executed the Release, and the period during which the Release may be revoked has expired without the Executive having revoked the Release. None of the payments described in this Agreement following a Vesting Termination shall be paid until the Release has been signed and become effective; provided, if the sixty-day period during which Executive may consider the Release begins in one calendar year and ends in a second calendar year, no payment for any such amounts shall be paid prior to the first day of the second calendar year. For the avoidance of doubt, the Executive shall not be entitled to any payments following a Vesting Termination if the Release is not effective by the sixty-day anniversary of such termination of employment (provided, that the Release is delivered to Executive within seven (7) days following such termination), and the Executive shall not be entitled to any payments for any unvested portion of the Deferred Retention Bonus Amounts following a termination for any reason other than a Vesting Termination.

6. Withholding Taxes. The Company shall withhold from any amounts payable to the Executive under this Agreement all federal, state, local, city, employment or other taxes required by applicable law to be withheld by the Company.

7. [Reserved].

8. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person; provided, however that any amendment or cancellation by the Company must be approved by the Board. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

9. Section 409A. The payments due under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered consistent with such intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter comply with Section 409A and, provided that payments are timely made in accordance with this agreement, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

10. Section 280G. Notwithstanding anything to the contrary in this Agreement or the Change in Control Agreement, the Retention Bonus (including both the Initial Retention Bonus Amount and the Deferred Retention Bonus Amount) shall not be considered a Payment (as defined in the Change in Control Agreement) for purposes of the Change in Control Agreement, and no Gross-Up Payment (as defined in the Change in Control Agreement) shall be due or payable with respect to any Excise Taxes (as defined in the Change in Control Agreement) that may incurred by the Executive with respect to the Retention Bonus (including both the Initial Retention Bonus Amount and the Deferred Retention Bonus Amount).

11. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of New York, without regard to the conflict of law provisions of any state.

12. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

13. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Agreement. The Company will require any successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or succession had taken place.

15. Not An Employment Contract. This Agreement will not confer on the Executive any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Executive’s employment or other service at any time.

16. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit the Company’s ability to establish and maintain policies (or require the employee to enter into an agreement) relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the subsidiaries. For the avoidance of doubt, the Executive agrees and acknowledges that the Retention Bonus may only become vested and payable pursuant to the terms expressly provided in this Agreement and that no other agreement between the Company and the Executive, including, but not limited to, the arrangement described under the heading “Standing Policy for Mr. Lutnick” in the Company’s 2021 Proxy Statement or the Change in Control Agreement, shall modify in any way the express terms of this Agreement or be interpreted to provide for any accelerated vesting or payment of any portion of the Retention Bonus not expressly provided in this Agreement.

[signature page follows]

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf.

Newmark Group, Inc.

By	/s/ Virginia S. Bauer
Its: Chair of Compensation Committee

Date December 28, 2021

/s/ Howard W. Lutnick
EXECUTIVE

Date: December 28, 2021